UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Squeri, Joseph M.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   10/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Finance and Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  No securities owned      |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Option (R|$13.0443|10/15|J(1)|V|16,484     |A  |(2)  |2/25/|Common Stock|16,484 |       |            |   |            |
ight to Buy)          |        |/97  |    | |           |   |     |07   |            |       |       |            |   |            |
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Incentive Stock Option|$13.0443|10/15|J(1)|V|5,989      |A  |(2)  |2/25/|Common Stock|5,989  |       |            |   |            |
                      |        |/97  |    | |           |   |     |07   |            |       |       |            |   |            |
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Common Stock Option (R|$13.2008|10/15|J(1)|V|2,308      |A  |(3)  |6/24/|Common Stock|2,308  |       |            |   |            |
ight to Buy)          |        |/97  |    | |           |   |     |07   |            |       |       |            |   |            |
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Incentive Stock Option|$13.2008|10/15|J(1)|V|838        |A  |(3)  |6/24/|Common Stock|838    |       |25,619      |D  |            |
                      |        |/97  |    | |           |   |     |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) In connection with spinoff to Issuer from Sunburst Hospitality Corporation (formerly Choice Hotels
International, Inc.), existing Sunburst options were converted into successor Sunburst and Issuer options.
(2)  Such options vest in five equal monthly installments beginning
2/25/98.
(3) Such options vest in five equal monthly installments beginning on 6/24/98.
SIGNATURE OF REPORTING PERSON
Joseph M. Squeri